Exhibit B
                             STOCK OPTION AGREEMENT


         THIS AGREEMENT is dated as of July 12, 1998, between Medtronic, Inc., a Minnesota corporation ("Grantee"), and AVECOR Cardiovascular, Inc., a Minnesota corporation ("Issuer").

                                    RECITALS

         A. Grantee, Issuer, and AC Merger Corp., a Minnesota corporation and wholly-owned subsidiary of Grantee ("Merger Subsidiary"), are entering into an Agreement and Plan of Merger (the "Merger Agreement") which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Subsidiary will be merged with and into Issuer (the "Merger").

         B. Prior to the execution and delivery of this Agreement, certain directors and officers of Issuer have, to induce Grantee to execute the Merger Agreement, executed and delivered to Grantee the Agreements to Facilitate Merger described in the Merger Agreement.

         C. As a further and subsequent inducement to have Grantee enter into the Merger Agreement, Grantee has required that Issuer enter into this Agreement, which provides, among other things, that Issuer grant to Grantee an option to purchase shares of Issuer's Common Stock, par value $.0l per share ("Issuer Common Stock"), upon the terms and subject to the conditions provided for herein.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained in this Agreement and the Merger Agreement, the parties agree as follows:

         1. Grant of Option. Subject to the terms and conditions of this Agreement, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase 1,600,851 shares of Issuer Common Stock (the "Option Shares"), in the manner set forth below, at an exercise price of $11.125 per share of Issuer Common Stock, subject to adjustment as provided below (the "Option Price"). Issuer represents that the Option Shares represent at least 19.9% of the number of shares of Issuer Common Stock outstanding on the date hereof. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement.

         2. Exercise of option.

                  (a) Subject to the satisfaction or waiver of the conditions set forth in Section 9 of this Agreement, prior to the termination or expiration of this Agreement in accordance with its terms, Grantee or its designee (which shall be a wholly-owned subsidiary of Grantee) may exercise the option, in whole or in part, at any time or from time to time on or after the public disclosure of, or the time at which Grantee shall have learned of, the earliest of (i) or (ii) below to occur:

                           (i) the Merger  Agreement is  terminated  pursuant to
                  Section 7.1(e) of the Merger Agreement and within 12 months after termination of the Merger Agreement the Issuer enters into an agreement providing for an Alternative Proposal, or the Merger Agreement is terminated pursuant to 7.1(f) of the Merger Agreement; or

                           (ii) any third party makes an Alternative Proposal to
                  which the Issuer has made a response or any third party acquires 15% or more of the outstanding Issuer Common Stock prior to the Company Shareholders Meeting, and either (A) the requisite vote of the shareholders of Issuer to approve the Merger is not obtained or (B) the Merger Agreement is terminated pursuant to Section 7.1(g) of the Merger Agreement where the Issuer's breach is willful and intentional or is terminated pursuant to Section 7.1(d) of the Merger Agreement, and in the case of either (A) or (B) above, within 12 months after termination of the Merger Agreement the Issuer enters into an agreement providing for an Alternative Proposal.

                   (b) In the event Grantee wishes to exercise the Option at such time as the Option is exercisable, Grantee shall deliver written notice (the "Exercise Notice") to Issuer specifying its intention to exercise the Option, the total number of Option Shares it wishes to purchase, and a date and time for the closing of such purchase (a "Closing") not less than three nor more than 30 business days after the later of (i) the date such Exercise Notice is given and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). If prior to the Expiration Date (as defined in Section 11 below) any person or group (other than Grantee or its affiliates) shall have made a bona fide proposal that becomes publicly disclosed, with respect to a tender offer or exchange offer for 50% or more of the then outstanding shares of Issuer Common Stock (a "Share Proposal"), a merger, consolidation, or other business combination (a "Merger Proposal"), or any acquisition of a material portion of the assets of Issuer (an "Asset Proposal"), or shall have acquired 50% or more of the then outstanding shares of Issuer Common Stock (a "Share Acquisition") , and this Option is then exercisable, then Grantee, in lieu of exercising the Option, shall have the right at any time on or after the date the Termination Fee (defined below) under the Merger Agreement becomes due and payable to request in writing that Issuer pay, and promptly (but in any event not more than five business days) after Grantee makes such request, Issuer shall, subject to Section 2(c) below, pay to Grantee by certified check, official bank check or wire transfer pursuant to Grantee's instructions, in cancellation of the option, an amount in cash (the "Cancellation Amount") equal to (i) the lesser of

                           (x) the excess  over the Option  Price of the greater
                  of (A) the last sale price of a share of Issuer Common Stock as reported on the Nasdaq National Market on the last trading day prior to the date of the Exercise Notice, or (B)(1) the highest price per share of Issuer Common Stock offered to be paid or paid by any such person or group pursuant to or in connection with a Share Proposal, a Share Acquisition, or a Merger Proposal, or (2) the aggregate consideration offered to be paid or paid in any transaction or proposed transaction in connection with an Asset Proposal, divided by the number of shares of Issuer Common Stock then outstanding, and

                           (y)$1.718 [$2.75 million divided by initial number of
                  Option Shares],

         multiplied by (ii) the number of Option Shares then covered by the Option; provided, however, that if, prior to payment of the Cancellation Amount, Grantee has been paid by Issuer the termination fee described in Section 7.2 of the Merger Agreement (the "Termination Fee"), then the Cancellation Amount shall be reduced (but not below zero) to the extent necessary so that the sum of the Termination Fee and the Cancellation Amount shall not exceed $3.6 million. If all or a portion of the price per share of Issuer Common Stock offered, paid, or payable or the aggregate consideration offered, paid, or payable for the assets of Issuer, each as contemplated by the preceding sentence, consists of noncash consideration, such price or aggregate consideration shall be the cash consideration, if any, plus the fair market value of the noncash consideration as mutually determined by the investment bankers of Issuer and the investment bankers of Grantee.

                  (c) Following exercise of the Option by Grantee, in the event that Grantee sells, pledges, or otherwise disposes of (including, without limitation, by merger or exchange) any of the Option Shares (a "Sale"), then any Termination Fee due and payable by Issuer following such time shall be reduced to the extent necessary so that the sum of

                           (x)      the Termination Fee and

                           (y) the amount received (whether in cash, loan proceeds, securities, or otherwise) by Grantee in such Sale less the exercise price of such Option Shares sold in the Sale (the "Option Share Profit")

         shall not exceed $3.6 million. If Issuer has paid to Grantee the Termination Fee prior to the Sale, then Grantee shall immediately remit to Issuer by wire transfer of immediately available funds to a bank account designated by Issuer the excess, if any, of the Option Share Profit over $850,000.

         3. Payment of Option Price and Delivery of Certificate. Any Closings under Section 2 of this Agreement shall be held at the principal executive offices of Issuer, or at such other place as Issuer and Grantee may agree. At any Closing hereunder, (a) Grantee or its designee will make payment to Issuer of the aggregate price for the Option Shares being so purchased by delivery of a certified check, official bank check, or wire transfer of funds pursuant to Issuer's instructions payable to Issuer in an amount equal to the product obtained by multiplying the Option Price by the number of Option Shares to be purchased, and (b) upon receipt of such payment Issuer will deliver to Grantee or its designee (which shall be a wholly-owned subsidiary of Grantee) a certificate or certificates representing the number of validly issued, fully paid, and nonassessable Option Shares so purchased, in the denominations and registered in such names (which shall be Grantee or a wholly-owned subsidiary of Grantee) designated in writing to Issuer by Grantee.

         4.       Registration and Listing of Option Shares.

                  (a) Issuer agrees to use its reasonable best efforts to (i) effect as promptly as possible upon the request of Grantee and (ii) cause to become and remain effective for a period of not less than six months (or such shorter period as may be necessary to effect the distribution of such shares) the registration under the 1933 Act, and any applicable state securities laws, of all or any part of the Option Shares as may be specified in such request; provided, however, that (i) Grantee shall have the right to select the managing underwriter for any such offering after consultation with Issuer, which managing underwriter shall be reasonably acceptable to Issuer, and (ii) Grantee shall not be entitled to more than two effective registration statements hereunder.

                  (b) In addition to such demand registrations, if Issuer proposes to effect a registration of Issuer Common Stock for its own account or for the account of any other shareholder of Issuer (other than on Form S-4 or Form S-8), Issuer will give prompt written notice to all holders of Options or Option Shares of its intention to do so and shall use its reasonable best efforts to include therein all Option Shares requested by Grantee to be so included, provided, however, if Issuer is in registration with respect to an underwritten public offering of shares of Issuer Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter, of such offering the inclusion of the Option Shares and any other selling shareholder's shares would interfere with the successful marketing of the shares of Issuer Common Stock, the number of Option Shares and shares of other selling shareholders otherwise to be covered in the registration statement contemplated hereby may be reduced prorata. No registration effected under this Section 4(b) shall relieve Issuer of its obligations to effect demand registrations under Section 4(a) hereof.

                  (c) Registrations effected under this Section 4 shall be effected at Issuer's expense, including the reasonable fees and expenses of counsel to the holder of Options or Option Shares, but excluding underwriting discounts and commissions to brokers or dealers. In connection with each registration under this Section 4, Issuer shall indemnify and hold each holder of Options or Option Shares participating in such offering (a "Holder"), its underwriters, and each of their respective affiliates harmless against any and all losses, claims, damage, liabilities, and expenses (including, without limitation, investigation expenses and fees and disbursements of counsel and accountants), joint or several, to which such Holder, its underwriters, and each of their respective affiliates may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages, liabilities, or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement (including any prospectus therein), or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, other than such losses, claims, damages, liabilities, or expenses (or actions in respect thereof) that arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by a Holder to Issuer expressly for use in such registration statement.

                  (d) In connection with any registration statement pursuant to this Section 4, each Holder agrees to furnish Issuer with such information concerning itself and the proposed sale or distribution as shall reasonably be required in order to ensure compliance with the requirements of the 1933 Act. In addition, Grantee shall indemnify and hold Issuer, its underwriters and each of their respective affiliates harmless against any and all losses, claims, damages, liabilities, and expenses (including, without limitation, investigation expenses and fees and disbursements of counsel and accountants), joint or several, to which Issuer, its underwriters, and each of their respective affiliates may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages, liabilities, or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by any Holder to Issuer expressly for use in such registration statement.

                  (e) Upon the issuance of Option Shares hereunder, Issuer will use its reasonable best efforts promptly to list such Option Shares with the Nasdaq National Market or on such national or other exchange on which the shares of Issuer Common Stock are at the time listed.

         5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

                  (a) Issuer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota and has requisite power and authority to enter into and perform this Agreement.

                  (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer, and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Board of Directors of Issuer has duly approved the issuance and sale of the Option Shares, upon the terms and subject to the conditions contained in this Agreement, and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Issuer and, assuming this Agreement has been duly and validly authorized, executed, and delivered by Grantee, constitutes a valid and binding obligation of Issuer enforceable against Issuer in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting or relating to creditors, rights generally; the availability of injunctive relief and other equitable remedies; and limitations imposed by law on indemnification for liability under federal securities laws.

                  (c) Issuer has taken all necessary action to authorize and reserve for issuance and to permit it to issue, and at all times from the date of this Agreement through the date of expiration of the Option will have reserved for issuance upon exercise of the Option, such number of authorized shares of Issuer Common Stock as is equal to the number of Option Shares (or such other amount as may be required pursuant to Section 10 hereof), each of which, upon issuance pursuant to this Agreement and when paid for as provided herein, will be validly issued, fully paid, and nonassessable, and shall be delivered free and clear of all claims, liens, charges, encumbrances, and security interests and not subject to any preemptive rights.

                  (d) The execution, delivery, and performance of this Agreement by Issuer and the consummation by it of the transactions contemplated hereby except as required by the HSR Act (if applicable), and, with respect to Section 4, compliance with the provisions of the 1933 Act and any applicable state securities laws, do not require the consent, waiver, approval, license, or authorization of or result in the acceleration of any obligation under, or constitute a default under, any term, condition, or provision of any charter or bylaw, or any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation, or decree or any restriction to which Issuer or any property of Issuer or its subsidiaries is bound, except where the failure to obtain such consents, waivers, approvals, licenses, or authorizations or where such acceleration or defaults could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

         6. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

                  (a) Grantee is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota and has requisite power and authority to enter into and perform this Agreement.

                  (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Grantee, and no other corporate proceedings on the part of Grantee are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Grantee and, assuming this Agreement has been duly executed and delivered by Issuer, constitutes a valid and binding obligation of Grantee enforceable against Grantee in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting or relating to creditors' rights generally; the availability of injunctive relief and other equitable remedies; and limitations imposed by law on indemnification for liability under federal securities laws.

                  (c) Grantee or its designee is acquiring the Option and it will acquire the Option Shares issuable upon the exercise thereof for its own account and not with a view to the distribution or resale thereof in any manner not in accordance with applicable law.

         7. Covenants of Grantee. Grantee agrees not to transfer or otherwise dispose of the Option or the Option Shares, or any interest therein, except in compliance with the 1933 Act and any applicable state securities law. Grantee further agrees to the placement of the following legend on the certificates) representing the Option Shares (in addition to any legend required under applicable state securities laws):

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER EITHER (1) THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR (2) ANY APPLICABLE STATE LAW GOVERNING THE OFFER AND SALE OF SECURITIES. NO TRANSFER OR OTHER DISPOSITION OF THESE SHARES, OR OF ANY INTEREST THEREIN, MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH OTHER STATE LAWS OR PURSUANT TO EXEMPTIONS FROM REGISTRATION UNDER THE ACT, SUCH OTHER STATE LAWS, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER."

         8. Reasonable Best Efforts. Grantee and Issuer shall take, or cause to be taken, all reasonable action to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, reasonable best efforts to obtain any necessary consents of third parties and governmental agencies and the filing by Grantee and Issuer promptly after the date hereof of any required HSR Act notification forms and the documents required to comply with the HSR Act.

         9. Certain Conditions. The obligation of Issuer to issue Option Shares under this Agreement upon exercise of the Option shall be subject to the satisfaction or waiver of the following conditions:

                  (a) any waiting periods applicable to the acquisition of the Option Shares by Grantee pursuant to this Agreement under the HSR Act shall have expired or been terminated;

                  (b) the  representations  and  warranties  of Grantee  made in
         Section 6 of this Agreement shall be true and correct in all material respects as of the date of the Closing for the issuance of such Option Shares; and

                  (c) no order, decree, or injunction entered by any court of competent jurisdiction or governmental, regulatory, or administrative agency or commission in the United States shall be in effect that prohibits the exercise of the option or acquisition of Option Shares pursuant to this Agreement.

         10. Adjustments Upon Changes in Capitalization. In the event of any change in the number of issued and outstanding shares of Issuer Common Stock by reason of any stock dividend, stock split, recapitalization, merger, rights offering, share exchange, or other change in the corporate or capital structure of Issuer, Grantee shall receive, upon exercise of the Option, the stock or other securities, cash, or property to which Grantee would have been entitled if Grantee had exercised the Option and had been a holder of record of shares of Issuer Common Stock on the record date fixed for determination of holders of shares of Issuer Common Stock entitled to receive such stock or other securities, cash, or property at the same aggregate price as the aggregate Option Price of the Option Shares.

         11. Expiration. The Option shall expire at the earlier of (a) the Effective Time (as defined in the Merger Agreement) or (b) if exercisable pursuant to Section 2 hereof, 18 months after termination of the Merger Agreement in accordance with the terms thereof (such expiration date is referred to as the "Expiration Date").

         12.      General Provisions.

                  (a) Survival. All of the representations, warranties, and covenants contained herein shall survive each Closing and shall be deemed to have been made as of the date hereof and as of the date of each Closing.

                  (b) Further Assurances. If Grantee exercises the Option, or any portion thereof, in accordance with the terms of this Agreement, Issuer and Grantee will execute and deliver all such further documents and instruments and use their reasonable best efforts to take all such further action as may be necessary in order to consummate the transactions contemplated thereby.

                  (c) Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited, or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited, or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

                  (d) Assignment. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Issuer shall not be entitled to assign or otherwise transfer any of its rights or obligations hereunder and, prior to the option becoming exercisable pursuant to Section 2, this Agreement may not be assigned by Grantee.

                  (e) Specific Performance. The parties agree and acknowledge that in the event of a breach of any provision of this Agreement, the aggrieved party would be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

                  (f) Amendments. This Agreement may not be modified, amended, altered, or supplemented except upon the execution and delivery of a written agreement executed by Grantee and Issuer.

                  (g) Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the other party at the following addresses (or such other address for a party as shall be specified by like notice):

                  If to Grantee:

                    Medtronic, Inc.
                    7000 Central Avenue N.E.
                    Minneapolis, MN 55432

                    with separate copies thereof addressed to

                    Attention:       General Counsel
                                     FAX:  (612) 572-5459
                    and

                    Attention:      Vice President and Chief Development Officer
                                    FAX: (612) 572-5404

                  If to Issuer:

                           AVECOR Cardiovascular, Inc.
                           7611 Northland Drive
                           Minneapolis, MN 55428
                           FAX: (612) 391-9106
                           Attention:  Anthony Badolato, CEO

                           with a copy to:

                           Oppenheimer Wolff & Donnelly LLP
                           Plaza VII Building
                           45 South Seventh Street
                           Minneapolis, MN 55402
                           FAX: (612) 7100
                           Attention:  Richard Lareau

                   (h) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                  (j) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota applicable to contracts made and to be performed therein.

                  (k) Jurisdiction and Venue. Each of Issuer and Grantee hereby agrees that any proceeding relating to this Agreement shall be brought in a state court of Minnesota. Each of Issuer and Grantee hereby consents to personal jurisdiction in any such action brought in any such Minnesota court, consents to service of process by registered mail made upon such party and such party's agent, and waives any objection to venue in any such Minnesota court or to any claim that any such Minnesota court is an inconvenient forum.

                  (l) Entire Agreement. This Agreement, the Confidentiality Agreement, and the Merger Agreement and any documents and instruments referred to herein and therein constitute the entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy, or claim under or in respect of this Agreement or any provision contained herein.

                  (m) Expenses. Except as otherwise provided in this Agreement or the Merger Agreement, each party shall pay its own expenses incurred in connection with this Agreement.



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         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                        MEDTRONIC, INC.


                                        By  /s/ Michael D. Ellwein
                                            Its:  Vice President


                                        AVECOR CARDIOVASCULAR, INC.


                                        By  /s/ Anthony Badolato
                                          Its:  CEO